EXHIBIT 10.25

As Amended and Restated

Effective October 1, 1999

1995 DIVIDEND INCREASE UNIT PLAN

OF

DUKE REALTY SERVICES LIMITED PARTNERSHIP

ARTICLE I

Introduction

1.1.          Purpose. The 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership (the “Plan”) is designed to retain selected officers and key employees of the Partnership and to encourage the growth of the Partnership and its Affiliates.

1.2.          Effective Date.  The Effective Date of the Plan is October 1, 1995.  Provided, however, the Committee may, in its discretion, grant Units under the Plan the terms of which provide that the effective date of the grant is on or after January 1, 1995.

1.3.          Administration.  The Plan shall be administered by the Committee.  The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan, provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. The Committee’s determinations and interpretations with respect to the Plan shall be final and binding on all parties. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana  46240-2182.

1.4           Definitions.  For purposes of this Plan, unless a different meaning is clearly required by the context:

(a)           “Affiliate” or “Affiliates” means (i) any general partner of the Partnership, (ii) any entity which owns a majority of the ownership interests of the Partnership, (iii) any entity that owns a majority of the ownership interests of an entity described in clause (i) or (ii) or an Affiliate of any such entity, or (iv) any Subsidiary.

(b)           “Board of Directors” means the board of directors of Duke Services, Inc.

(d)     “Change in Control of the Company” means (i) any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent (50%) of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or any Subsidiary in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the board of directors of the Company or any Subsidiary) of shares which represent more than twenty-five percent (25%) of the voting power of the Company or any Subsidiary; (iv) during any period of two (2) consecutive years, individuals who at the date of the adoption of the Plan constitute the Company’s board of directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date of the adoption of the Plan; (v) a majority of the Company’s board of directors recommends the acceptance of or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above. Notwithstanding the foregoing, a Change in Control of the Company (A) shall not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock, or (B) be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16 Grantees.

(d)           “Code” means the Internal Revenue Code, as amended.

(e)           “Committee” means the Executive Compensation Committee of the board of directors of the Company.

(f)            “Company” means Duke-Weeks Realty Corporation, formerly known as Duke Realty Investments, Inc.

(g)           “Effective Date” means October 1, 1995.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)            “For Cause” means (i) the willful and continued failure of a Participant to perform his required duties as an officer or employee of the Partnership or any Affiliate, (ii) any action by a Participant which involves willful misfeasance or gross negligence, (iii) the requirement of or direction by a federal or state regulatory agency which has jurisdiction over the Partnership or any Affiliate to terminate the employment of the Participant, (iv) the conviction of the Participant of the commission of any criminal offense which involves dishonesty or breach of trust, or (v) any intentional breach by the Participant of a material term, condition or covenant of any agreement between the Participant and the Partnership or any Affiliate.

(j)            “Participant” means an officer or key employee who is designated to participate in the Plan as provided in Article II.

(k)           “Partnership” means Duke Realty Services Limited Partnership.

(l)            “Permanent and Total Disability” means any disability that would qualify as a disability under Code Section 22(e)(3).

(m)          “Per Share Value” means the per share New York Stock Exchange closing price for the Company’s common stock on the date of determination.

(n)           “Plan” means the dividend increase plan embodied herein, as amended from time to time, known as the 1995 Dividend Increase Unit Plan of Duke Services Limited Partnership.

(o)           “Section 16 Grantee” means a person subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

(p)           “Subsidiary” or “Subsidiaries” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interest, as the case may be, of which is owned or controlled directly or indirectly, by the Partnership, by the Company or by one or more other Subsidiaries.  For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

(r)            “Unit” means a dividend increase unit granted under Section 3.1.

1.5.          Shares Covered by the Plan.  The stock which may be issued under the Plan in connection with the exercise of Units shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Provided, however, subject to the provisions of Section 5.2 and the provisions of this Section 1.5, the maximum number of shares to be delivered upon the exercise of all Units granted under the Plan shall, effective as of January 1, 1998, be increased from a maximum of Two Hundred Thousand (200,000) shares to a maximum of Four Hundred Thousand (400,000) shares. Shares covered by the grant of a Unit that remains unexercised upon the expiration or termination of the Unit may be made subject to further grants of Units.

ARTICLE II

Eligibility and Participation

Participation in the Plan is limited to those officers and key employees of the Partnership and its Affiliates who, from time to time, shall be designated by the Committee. Committee members shall not be eligible to receive grants of Units under this Plan while serving as Committee members. A designated employee will become a Participant in the Plan as of the later of the Effective Date or the date specified by the Committee.

ARTICLE III

Benefits

3.1.          Grant of Units.  The Committee, in its sole discretion, may grant one (1) or more Units to a Participant upon his entry into the Plan. The Committee, in its sole discretion, may also grant additional Units to a Participant at any time after the initial grant. Provided, however, notwithstanding any other Plan provision, during any calendar year, no Participants shall be granted more than fifty thousand (50,000) Units.

3.2.          Exercise of Units.  A Participant may exercise his Units subject to the following requirements:

(a)           Vesting of Units:  A Participant must be vested in a Unit in order for that Unit to be exercised.  For this purpose, the Committee will specify the vesting schedule for each Unit it grants at the time of the grant.  In addition, the Committee may, in its sole discretion, amend such schedule in a manner which causes those units previously granted under the Plan to vest under a more rapid schedule. Provided, however, the Committee shall not amend such schedule to provide for the slower vesting of Units previously granted under the Plan. Notwithstanding the foregoing, a Participant will, as of the date of a Change in Control of the Company or his termination of employment due to Permanent and Total Disability, retirement on or after attaining age sixty-five (65) or death, become fully vested in all Units that have been granted to him.

(b)           Timing of Exercise:  A Unit must be exercised on or before the tenth anniversary of the date on which it was granted.  If not exercised on or before that date, the Unit will expire and be forfeited.

(c)           Prior Exercise of Stock Options.  Units may be exercised only to the extent that the same or a greater number of shares of the Company’s common stock have been acquired by the Participant through the exercise of a stock option which was granted under the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (the “Stock Option Plan”) on the same date on which the Units were granted. Such acquisition may have been prior to or simultaneous with the exercise of such Units.  For example, if a Participant was granted an option under the Stock Option Plan to acquire five hundred (500) shares of the Company’s stock on the same date he was granted two hundred (200) Units under the Plan, the Participant may not exercise the two hundred (200) Units granted hereunder until he has acquired at least two hundred (200) shares of stock under that stock option grant. Thus, if the Participant has acquired (or simultaneously acquires with his exercise of the Units) one hundred (100) shares under that stock option grant, he may at any time on or after the date of such acquisition exercise up to one hundred (100) Units hereunder, as long as all the other Plan conditions and limitations have been satisfied with respect to such exercise, including the satisfaction by the Participant of the vesting requirements applicable to the Units desired to be exercised. Shares of Company stock acquired by the exercise of an option granted under the Stock Option Plan on a date other than the date on which the Units were granted hereunder may not be used as a basis for the exercise of such Units.

(d)           Prior Notice of Exercise.  The Participant must notify the Committee of his intent to exercise a Unit by completing an election form authorized by the Committee and filing such form with the Committee at least ten (10) business days prior to the requested exercise date.

(e)           Termination of Employment.  All rights to exercise a Unit shall terminate ninety (90)  days after the effective date of the Participant’s termination of employment with the Partnership and its Affiliates, but not later than the date the Unit expires pursuant to its terms, unless such termination is For Cause or is on account of the Permanent and Total Disability or death of the Participant. Transfer of employment from the Partnership to an Affiliate, or vice versa, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave of absence on military or government service shall be deemed a termination of employment for purposes of this subsection (e).  However, if a Participant’s employment terminates due to Permanent and Total Disability or death, his right to exercise his Units shall expire one (1) year after his termination of employment (but not later than the date the Unit expires pursuant to its terms). During such period, subject to the limitations of this Plan and the Unit grant, the Participant, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise his Unit in full.

(f)            For Cause Termination.  If a Participant’s employment with the Partnership and its Affiliates is terminated For Cause, no previously unexercised Unit granted hereunder may be exercised.  Rather, all unexercised Units shall terminate effective on the date the Participant receives notice of his termination For Cause.

(g)           Withholding of Taxes.  Each Participant shall be solely responsible for, and the Partnership will withhold from any amounts payable under this Plan, all legally required federal, state, city and local taxes.  The Committee, in its discretion and subject to such rules as it may adopt, may permit a Participant to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with his exercise of Units by having the Partnership retain shares of stock which would otherwise be issued in connection with the exercise of the Units or accept delivery from the Participant of shares of Company stock which have a value, determined as of the date of the delivery of such shares, equal to the amount of withholding tax to be satisfied by that retention or delivery.

(h)           Committee Discretion to Extend Time For Exercising Unit.  If a Participant’s employment terminates for any reason other than For Cause, the Committee may, in its sole discretion, grant an extension of the periods of time specified in subsection (e) for exercising a Unit, but not later than the date the Unit expires pursuant to its terms, as required by subsection (b).  During such extended period, subject to the limitations of this Plan, and any grant letter which evidences the Company’s grant of the Unit to the Participant, the Participant, his guardian, attorney-in-fact or personal representative, as the case may be, may exercise the Unit in full.

(i)            Committee Discretion to Waive Requirement of Prior Exercise of Stock Options.  Notwithstanding the provisions of Section 3.2(c), if a Participant desires to exercise Units but has not yet acquired the same or a greater number of shares of the Company’s common stock through the exercise of options granted under the Stock Option Plan on the same date on which the Units were granted (the “Corresponding Stock Options”), the Committee shall have the discretion to waive the requirement that the Corresponding Stock Options be exercised provided that:

(i)            The exercise price of the Corresponding Stock Options is more than the Per Share Value as of the date on which the Unit is exercised;

(ii)           Pursuant to an amendment to the applicable stock option agreement(s), the Participant forfeits all of his or her rights to the Corresponding Stock Options in an amount which is equal to the number of Units exercised; and

(iii)          The value of each Unit exercised, as otherwise determined under Section 3.3, is reduced, on a dollar-for-dollar basis, by the excess of the per share exercise price of the Corresponding Stock Options over the Per Share Value on the date on which the Unit is exercised.”

3.3.          Calculation of Unit Value.  Upon the exercise date, the Unit or Units being exercised will be valued for all purposes under this Plan in accordance with the following formula. First, the Per Share Value of a share of the Company’s common stock as of the effective date on which the Unit was granted will be determined. Second, the quarterly cash dividend rate per share of  the Company’s common stock most recently declared prior to the effective date of the grant will be determined and annualized (multiplied by four). Third, that annualized cash dividend will be divided by the Per Share Value on the effective date of the grant to set the grant date dividend yield. Fourth, the quarterly cash dividend rate per share of the Company’s common stock which was most recently declared on or before the exercise date will be determined and annualized (multiplied by four). Fifth, the annualized cash dividend on the effective date of the grant (as determined under the second step) will be subtracted from the annualized dividend on the exercise date (as determined under the fourth step) to determine the increase in the annualized cash dividend.  Sixth, the amount of the increase (as determined under the fifth step) will be divided by the grant date dividend yield (as determined under the third step) to establish the Unit’s value on the exercise date. For all purposes of this Plan, if there is no Per Share Value for Company stock on the date on which an event which requires the stock to be valued, the per share value shall be the Per Share Value for Company stock on the trading date immediately preceding the date on which the stock is required to be valued.

For example, if the Per Share Value of a share of Company stock on the effective date of a Unit’s grant was $30.00, the quarterly dividend rate on the date of grant was $0.49 and the quarterly dividend rate on the date of exercise was $0.55, then the Unit’s value at exercise would be $3.67, determined under the six steps in the preceding paragraph as follows:

(1)	$30.00	[NYSE Closing Price on Date of Grant]
(2)	$ 1.96	[$0.49 (Company’s Quarterly Cash Dividend on Date of Grant) x 4]
(3)	6.5333%	[ (2) ÷ (1) ]
(4)	$ 2.20	[$0.55 (Company’s Quarterly Cash Dividend on Date of Exercise) x 4]
(5)	$ 0.24	[$2.20 - $1.96 = Increase in Annualized Cash Dividend]
(6)	$ 3.67	[ (5) ÷ (3) ]

If the Participant had been granted one hundred (100) Units and he exercised all of those Units, he would be entitled to receive whole shares of Company common stock with a value of $367 based on the Per Share Value on the date of exercise.  (The number of shares to be distributed is described under Section 4.2.)

ARTICLE IV

Distributions

4.1.          Time of Payment.  The Partnership will pay to each Participant the value of the Unit or Units, rounded to the nearest whole share of Company common stock, with respect to which a proper and timely election has been made.  Such payment shall be made as soon as practicable following the exercise date.

4.2.          Manner of Payment.  Distribution of a Participant’s benefit under Section 4.1 will be made in a single lump sum in the form of whole shares of Company common stock.  The number of shares to be issued under this Section 4.2 will be based on the Per Share Value on the exercise date of the Units.   For example, if the Per Share Value on the date of exercise was $50.00 and the payment amount determined under Section 3.3 (reduced by any tax withholdings pursuant to Section 3.2(g)) was $367.00, the Participant would be entitled to receive seven (7) shares of Company stock (367 ÷ 50 = 7.34).  On the other hand, if the payment amount determined under Section 3.3 (reduced by any tax withholdings pursuant to Section 3.2(g)) was $380.00, the Participant would be entitled to receive eight (8) shares of Company stock ($380 ÷ 50 = 7.60).

4.3.          Distribution on Change of Control.  Notwithstanding any other Plan provision to the contrary, each Participant will be entitled to receive, within ninety (90) days of a Change in Control of the Company, a lump sum payment, in cash, of the value of his Units determined under Section 3.3 as of the date of the Change in Control of the Company.  Provided, however no distribution under the Plan shall be made to a Participant who is a Section 16 Grantee as a result of a Change in Control of the Company until six (6) months from the date on which the Units were granted to the Participant.  This limitation shall not apply if the Section 16 Grantee dies or incurs a mental or physical disability which, in the opinion of the Committee, renders the Section 16 Grantee unable or incompetent to carry out the job responsibilities which such Section 16 Grantee held or the tasks to which such Section 16 Grantee was assigned at the time the disability was incurred, and which is expected to be permanent or of an indefinite duration.

ARTICLE V

Miscellaneous

5.1.          Amendment or Termination.  The Board of Directors or the Committee may, at any time, without the approval of the stockholders of the Company (except as otherwise required by applicable law, rule or regulations, or listing requirements of any National Securities Exchange on which are listed any of the Company’s equity securities, including without limitation any shareholder approval requirement of Rule 16b-3 or any successor safe harbor rule promulgated under the Exchange Act), alter, amend, modify, suspend or discontinue the Plan but may not, without the consent of the holder of a Unit, make any alteration which would adversely affect a Unit previously granted under the Plan or, without the approval of the stockholders of the Company, make any alteration which would: (a) increase the aggregate number of shares which could be issued pursuant to the exercise of Units under the Plan, except as provided in Section 5.2; (b) permit any Committee member to become eligible to receive grants of Units under the Plan; (c) withdraw administration of the Plan from the Committee or the Board of Directors; (d) extend the term of the Plan or the maximum period during which any Unit may be exercised; (e) change the manner of calculating the value of Units; or (f) change the class of individuals eligible for the grant of Units under the Plan.

5.2.          Changes in Stock.

(a)           Substitution of Stock and Assumption of Plan.  In the event of any change in the common stock of the Company through stock dividends, split-ups, recapitalizations, reclassifications, conversions, or otherwise, or in result of any merger, consolidation, reorganization or similar transaction which results in a Change in Control of the Company, then the Committee may make appropriate adjustment or substitution in the aggregate number, price, and kind of shares to be distributed under the Plan and in the calculation of a Unit’s value provided in Section 3.3. The Committee’s determination in this respect shall be final and conclusive. Provided, however, that the Partnership shall not, and shall not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons or entity or entities acquiring or succeeding to the assets or capital stock of the Company or any of its Affiliates as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as its pertains to Units theretofore granted but unexercised and agrees to assume and perform the obligations of the Partnership hereunder.

(b)           Conversion of Stock.  In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the “Successor”), the kind of shares of common stock which shall be subject to the Plan and to each outstanding Unit, shall, automatically, by virtue of such Change in Control of the Company, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than common stock of the Successor, and the calculation of a Unit’s value shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Company, each Participant shall have the right to receive that number of shares of common stock of the Successor which have a fair market value equal, as of the date of such Change in Control of the Company, to the fair market value, as of the date of such Change in Control of the Company, of the shares of common stock of the Company to which the Units relate.

5.3.          Information to be Furnished by Participants.  Participants, or any other persons entitled to benefits under this Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Plan requested by the Committee.

5.4.          Employment Rights.  The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to be rehired or retained in the employ of the Partnership, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

5.5.          Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.6.          Gender and Number.  Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

5.7.          Action by Partnership.  Any action required of or permitted by the Partnership under the Plan shall be by resolution of the Board of Directors or by a person or persons authorized by resolution of the Board of Directors.

5.8.          Controlling Laws.  Except to the extent superseded by laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Plan.

5.9.          Mistake of Fact.  Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

5.10.        Severability.  In the event any provisions of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan.

5.11.        Effect of Headings.  The descriptive headings of the sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.

5.12.        Nontransferability.  No Unit shall be transferable, except by the Participant’s will or the law of descent and distribution.  During the Participant’s lifetime, his Unit shall be exercisable (to the extent exercisable) only by him.  The Unit and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by him in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

5.13.        Liability.  No member of the Board of Directors or the Committee or any officer or employee of the Partnership or its Affiliates shall be personally liable for any action, omission or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Partnership, the Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his participation in the Plan.

5.14.        Funding.  Benefits payable under this Plan to a Participant or to a beneficiary will be paid by the Partnership from its general assets.  Shares of the Company stock to be distributed hereunder shall be acquired by the Partnership either directly from the Company, on the open market or a combination thereof. The Partnership is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Partnership may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan. Any such action or set-aside may not be deemed to create a trust of any kind between the Partnership and any Participant or beneficiary or to constitute the funding of any Plan benefits.  Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured creditor of the Partnership.